Exhibit 10.1

Software License Agreement

THIS SOFTWARE LICENSE AGREEMENT (the “Agreement”) dated this 15th day of November 2021 (the “Execution Date”)

BETWEEN:

SEATRIX SOFTWARE PRODUCTION SINGLE MEMBER S.A.

VAT number: 800741965 / Tax Authority: FAE Piraeus
(the “Vendor”)

OF THE FIRST PART

-AND-

ELVICTOR GROUP, INC.

a Nevada corporation

EIN (Employer Identification Number): 82-3296328
(the “Licensee”)

OF THE SECOND PART

BACKGROUND:

The Vendor wishes to license computer software to the Licensee and the Licensee desires to purchase the software license under the terms and conditions stated below.

IN CONSIDERATION OF the provisions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

License

I.	Under this Agreement the Vendor grants to the Licensee an exclusive and non-transferable license (the “License”) to use Seatrix artificial intelligence software managing shipping crews (the “Software”).

2.	“Software” includes the executable computer programs and any related printed, electronic, and online documentation and any other files that may accompany the product.

3.	Title, copyright, intellectual property rights and distribution rights of the Software remain exclusively with the Vendor. Intellectual property rights include the look and feel of the Software. This Agreement constitutes a license for use only and is not in any way a transfer of ownership rights to the Software.

4.	The Software may be loaded onto no more than one computer. A single copy may be made for backup purposes only.

5.	The rights and obligations of this Agreement are personal rights granted to the Licensee only. The Licensee may not transfer or assign any of the rights or obligations granted under this Agreement to any other person or legal entity. The Licensee may not make available the Software for use by one or more third parties.

6.	The License is exclusive to the Licensee. The Vendor hereby agrees that the Licensee shall be the sole holder of the License to utilize or resell the Software for its clients.

7.	The Software may not be modified, reverse-engineered, or de-compiled in any manner through current or future available technologies.

8.	Failure to comply with any of the terms under the License section will be considered a material breach of this Agreement.

License Fee

9.	The purchase price shall be 7,000,000 shares of restricted common stock of the Licensee.

Limitation of Liability

10.	The Software is provided by the Vendor and accepted by the Licensee “as is”. Liability of the Vendor will be limited to a maximum of the original purchase price of the Software. The Vendor will not be liable for any general, special, incidental or consequential damages including, but not limited to, loss of production, loss of profits, loss of revenue, loss of data, or any other business or economic disadvantage suffered by the Licensee arising out of the use or failure to use the Software.

11.	The Vendor makes no warranty expressed or implied regarding the fitness of the Software for a particular purpose or that the Software will be suitable or appropriate for the specific requirements of the Licensee.

12.	The Vendor does not warrant that use of the Software will be uninterrupted or error-free. The Licensee accepts that software in general is prone to bugs and flaws within an acceptable level as determined in the industry.

Warrants and Representations

13.	The Vendor warrants and represents that it is the copyright holder of the Software. The Vendor warrants and represents that granting the license to use this Software is not in violation of any other agreement, copyright or applicable statute.

Acceptance

14.	All terms, conditions and obligations of this Agreement will be deemed to be accepted by the Licensee (“Acceptance”) upon execution of this Agreement.

User Support

15.	Vendor shall provide any and all technical support to ensure the Software is fully operational and completely up to date. In the event that Vendor requires access for general maintenance of the Software or ancillary hardware, Licensee shall reasonably provide access to its systems and facilities such that Vendor can properly service the same.

Term

16.	The term of this Agreement will begin on January 1, 2022 and is perpetual.

Termination

17.	This Agreement will be terminated and the License forfeited where the Licensee has failed to comply with any of the terms of this Agreement or is in breach of this Agreement On termination of this Agreement for any reason, the Licensee will promptly destroy the Software or return the Software to the Vendor.

Force Majeure

18.	The Vendor will be free of liability to the Licensee where the Vendor is prevented &om executing its obligations under this Agreement in whole or in part due to Force Majeure, such as earthquake, typhoon, flood, fire, and war or any other unforeseen and uncontrollable event where the Vendor has taken any and all appropriate action to mitigate such an event.

Governing Law

19.	The Parties to this Agreement submit to the jurisdiction of the courts of the State of Nevada for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement. This Agreement will be enforced or construed according to the laws of the State of Nevada.

Miscellaneous

20.	This Agreement can only be modified in writing signed by both the Vendor and the Licensee.

21.	This Agreement does not create or imply any relationship in agency or partnership between the Vendor and the Licensee.

22.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

23.	If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

24.	This Agreement contains the entire agreement between the parties. All understandings have been included in this Agreement. Representations which may have been made by any party to this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

25.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Vendor’s successors and assigns.

Notices

26.	All notices to the parties under this Agreement are to be provided at the following addresses, or at such addresses as may be later provided in writing:

74 Amfitheas Ave,	:	79 Vasileos Konstantinou Str,
17465 Paleo Faliro Attica	:	16672 Vari Attica

[THIS SPACE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE TO FOLLOW]

[Elvictor Group, Inc. - Seatrix Software Production Single Member SA.
 Licensing Agreement- Signature Page]

IN WITNESS WHEREOF, Licensee has caused this Agreement to be executed by one of its duly authorized officers and Licensee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

ELVICTOR GROUP, INC.

By:	/s/ Konstantinos Galanakis	November 15th, 2021
	Konstantinos Galanakis	Date
Title:	Chief Executive Officer

SEATRIX
SOFTWARE PRODUCTION
SINGLE MEMBER S.A.

By:	/s/ Konstantinos Galanakis	November 15th, 2021
	Konstantinos Galanakis	Date
Principal